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                        ALABAMA NATIONAL BANCORPORATION
                 COMPUTATION OF EARNINGS PER SHARE (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                   EXHIBIT 11

                                                 Six Months Ended June 30, 1997
                                                 ------------------------------
                                                    Primary     Fully Diluted
                                                    -------     -------------
Net income .......................................   $5,349         $5,349
                                                     ======         ======


Average shares outstanding .......................    6,521          6,521
Effect of stock options ..........................      226            251
Effect of Performance Share and
  Deferred Compensation Plans ....................       14             22
                                                     ------         ------

Applicable shares outstanding ....................    6,761          6,794
                                                     ======         ======

Earnings per share ...............................   $ 0.79         $ 0.79
                                                     ======         ======






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